Exhibit 99


COMPANY CONTACT:                INVESTOR RELATIONS CONTACTS:
Epitope, Inc.                   Lippert/Heilshorn & Associates
-------------                   ------------------------------
Charles E. Bergeron             Bruce Voss        310-575-4848Bruce@lhai.com
Chief Financial Officer         Kim Sutton        212-838-3777Kim@lhai.com
                                Golodetz
503-641-6115                    Keith Lippert     212-838-3777Keith@lhai.com
Investorinfo@epitopeinc.com     MEDIA CONTACT:
                                Elissa Grabowski 212-838-3777Elissa@Ihai.com www.lhai.com


                 EPITOPE CEO JOHN MORGAN ANNOUNCES RESIGNATION;
                CHARLES E. BERGERON TO SERVE AS INTERIM PRESIDENT

BEAVERTON, ORE.--OCT. 1, 1999--EPITOPE, INC. (NASDAQ NM: EPTO) announced today that John W. Morgan has notified the Company of his resignation as President and Chief Executive Officer. Charles E. Bergeron, Chief Financial Officer, will serve as Interim President when Mr. Morgan leaves the Company until a new Chief Executive Officer is hired. Mr. Morgan will remain on the Epitope board of directors and will provide management transition support as requested by the Company. Roger Pringle, Chairman of Epitope, will also provide support to Mr. Bergeron during the transition period.

Mr. Morgan informed the Company that he has accepted a position as President and Chief Executive Officer of Conway Stuart Medical, Inc. Located in Sunnyvale, California, the company is a developer of innovative treatments for digestive system disorders.

Mr. Pringle praised Mr. Morgan's accomplishments at Epitope. "Our Company was fortunate in 1997 to attract an executive of John's caliber. He is an extraordinarily talented leader who has changed the profile and prospects of Epitope. During John's two years as president of Epitope, he has built a team that has positioned the Company as a profit-focused enterprise with increased financial strength and considerably broadened market opportunities. John has gained immense respect both within and outside our industry for his skill as an executive, his enthusiasm, and his determination to see Epitope prosper. We wish him all the best in his new endeavor."

"John has made a tremendous contribution to Epitope," commented Mr. Bergeron. "We will use this transition as an opportunity for senior management to assess the Company's progress and to refine our commitments to near-term and long-term directions for its business. I plan to continue building the momentum John has established for the Company's growth and future while serving as Interim President. In the past year we have added key new executives in sales and marketing, in quality and regulatory affairs, and in new product development. This is a strong and experienced team that will carry the Company forward."

Mr. Bergeron joined Epitope in August 1993 as President and Chief Executive Officer, Agrimax Floral Products, Inc., then a wholly-owned subsidiary. He has served in various executive positions within the Company, becoming Chief
Financial Officer in January 1998. He holds a B.S. degree in Management Engineering, an M.S. degree in Management Science from Rensselaer Polytechnic Institute, and a Masters of Business Administration degree from Columbia University.

The Company will immediately retain an industry-focused executive search firm to assist in the search for a permanent Chief Executive Officer. A committee of the board of directors will oversee the search.

Epitope, Inc. develops, manufactures and markets medical devices and diagnostic products utilizing its proprietary oral fluid technologies for sale to public and private-sector clients worldwide. The Company's primary focus is on the detection of HIV-1 antibodies, with emphasis in the U.S. life insurance and global public health markets, and on the use of oral fluid testing for the detection of drugs of abuse and other analytes.

Statements in this press release about future sales levels or other future events or performance are forward-looking statements. The Company's actual results could be significantly different. Factors that could affect results include loss of key personnel, the extent of future use of oral fluid testing and OraSure in the insurance industry or other key U.S. and international markets; loss or impairment of sources of capital; ability of the Company to develop product distribution channels; ability of the Company to develop new products; development of competing products; changes in international, federal or state law or regulations; and uncertainties related to customers' and suppliers' ability to achieve year 2000 compliance. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are much less reliable than historical information.